                                                                11
                                                        Exhibit 11


         SYSCO CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES
           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                 39-Week Period Ended        13-Week Period Ended
                                           ----------------------------    -----------------------------
                                           Mar. 30, 1996  April 1, 1995    Mar. 30, 1996  April 1, 1995
                                           -------------  -------------    -------------  --------------
Calculation of Primary Earnings Per Share:

Net earnings applicable to common stock    $ 193,176,000  $ 174,703,000    $  56,301,000  $  52,788,000
                                           =============  =============    =============  =============

Average number of common shares and common
  stock equivalents outstanding              182,985,177    182,905,450      183,014,629    182,531,301

Dilutive effect of stock options <F1>             ---            ---              ---            ---
                                           -------------  -------------    -------------  -------------
                                             182,985,177    182,905,450      183,014,629    182,531,301
                                           =============  =============    =============  =============
Primary earnings per share                 $        1.06  $        0.96    $        0.31  $        0.29
                                           =============  =============    =============  =============

Calculation of Fully Diluted Earnings
  Per Share:

Net earnings applicable to common stock    $ 193,176,000  $ 174,703,000     $  56,301,000  $  52,788,000
                                           =============  =============     =============  =============

Average number of shares outstanding on a
  fully diluted basis - same as for
  calculation of primary earnings
  per share                                  182,985,177    182,905,450       183,014,629    182,531,301

Dilutive effect of stock options and Liquid
  Yield Option Notes <F2>                         ---           ---               ---            ---
                                           -------------  -------------     -------------   ------------
                                             182,985,177    182,905,450       183,014,629    182,531,301
                                           =============  =============     =============   ============

Fully diluted earnings per share           $        1.06  $        0.96     $        0.31   $       0.29
                                           =============  =============     =============   ============

            <F1> Maximum possible dilutive effect of outstanding options in each period is less than 3%.
            <F2> Maximum possible dilutive effect of outstanding options and Liquid Yield
                  Option Notes during each period is less than 3%.